UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

  CURRENT REPORT Pursuant to

Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2013

Unigene Laboratories, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-16005	22-2328609
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

81 Fulton Street, Boonton, New Jersey	07005
(Address of principal executive offices)	(Zip Code)

(973) 265-1100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01. Entry into a Material Definitive Agreement.

Re-Loan of Equity Transfer Agreement Proceeds

On June 3, 2013, Unigene Laboratories, Inc. (“Unigene” and the “Company”) entered into a letter agreement with Victory Park Management, LLC (“Agent”), as agent for Victory Park Credit Opportunities, L.P., Victory Park Credit Opportunities Intermediate Fund, L.P., VPC Fund II, L.P., and VPC Intermediate Fund II (Cayman), L.P. (collectively, the “Lenders”) pursuant to which the Lenders agreed to re-loan to Unigene the remaining $500,000 of the sale proceeds previously received from Nordic Bioscience Clinical Development A/S upon the sale of Unigene’s interest in a joint development vehicle and used to make a mandatory prepayment of the Lenders’ notes, notwithstanding (i) the failure of Unigene to satisfy the conditions precedent to such re-loan as set forth in that certain amended and restated letter agreement, dated as of May 14, 2013, by and between the Agent and the Borrower (the “Re-Loan Letter”), and (ii) the existence of one or more continuing events of default under the transaction documents with the Lenders, as described in the notice sent by the Agent to Unigene on May 22, 2013, which was described in a Current Report on Form 8-K filed by Unigene with the Securities and Exchange Commission on May 29, 2013.  The Re-Loan Letter provides that the conversion price of the existing notes held by the Lenders will not be adjusted under Section 2(e) of such notes solely as a result of the issuance and delivery of the promissory note evidencing the re-loan of the remaining $500,000 of the Nordic sale proceeds.

On June 3, 2013, the Company issued to VPC Fund II, L.P., upon the terms and conditions stated in the Second Amendment to Amended and Restated Financing Agreement, by and among the Company, the Agent and the Lenders (the “Second Amendment”), a senior secured convertible note in the aggregate principal amount of $500,000 (the “Re-Loan Note”). The maturity date of the Re-Loan Note is June 7, 2013. The Re-Loan Note will accrue interest at a rate per annum equal to the greater of (x) the prime rate (announced by Citibank N.A. from time to time) plus 5% and (y) 15%, which, in the absence of an event of default, accrued and unpaid interest due and payable with respect to the Re-Loan Note shall, instead of being required to be paid in cash, shall be capitalized and added to the outstanding principal balance of the Re-Loan Note payable on the maturity date; provided, however, in the event of a default (such as currently exists, as described in the Company’s SEC filings, including the Annual Report on Form 10-K for the year ended December 31, 2012), the Re-Loan Note will accrue interest at the default interest rate per annum equal to eighteen percent (18%).

The Re-Loan Note is convertible into shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), at the lender’s option. The initial conversion rate for the Re-Loan Note is calculated by dividing the sum of the principal to be converted plus all accrued and unpaid interest thereon by $0.09 per share. The conversion rate under the Re-Loan Note is subject to adjustment, including a reduction in the conversion rate in the event the Company issues certain shares of Common Stock at a purchase price less than the then current conversion price in the future.  The description of the Re-Loan Note does not purport to be complete and is qualified in its entirety by reference, as applicable, to copy filed as Exhibit 10.1 hereto, which is incorporated herein by reference.

The Company plans to use the proceeds of the Re-Loan Note to fund certain existing obligations and make insurance payments.

The Amended and Restated Financing Agreement, dated as of March 16, 2010, by and among the Company, the Agent and the Lenders and the transactions contemplated thereby were previously disclosed by the Company on a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on March 17, 2010. The Forbearance Agreement and First Amendment to Amended and Restated Financing Agreement, dated as of September 21, 2012 and the transactions contemplated thereby were previously disclosed by the Company on a Current Report on Form 8-K filed with the SEC on September 26, 2012. The Second Amendment and the transactions contemplated thereby were previously disclosed by the Company on a Current Report on Form 8-K filed with the SEC on April 12, 2013. The Re-Loan Letter and the transactions contemplated thereby were previously disclosed by the Company on a Current Report on Form 8-K filed with the SEC on May 20, 2013.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated into this Item 2.03 by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information provided in Item 1.01 of this Current Report on Form 8-K under the title is hereby incorporated into this Item 3.02 by reference. The Company has relied on (i) Section 4(2) of the Securities Act of 1933, as amended (“Securities Act”), for sales not involving a public offering of securities and (ii) Rule 506 under the Securities Act for sales to an accredited investor.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Document Description
10.1	Second Amendment Re-Loan Note dated June 3, 2013

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIGENE LABORATORIES, INC.

By:	/s/ Ashleigh Palmer
Ashleigh Palmer, Chief Executive Officer

Date: June 7, 2013

EXHIBIT INDEX

Exhibit No.	Document Description

10.1	Senior Secured Convertible Note, issued by the Company as of June 3, 2013 to VPC Fund II, L.P.